Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EUPEC International Group Limited

Rue du Comte Jean, Port 3060

59760 Grande-Synthe, France

We hereby consent to the incorporation by reference in this Form F-1 to be filed on or about December 19, 2025 of our report dated November 10, 2025, relating to the consolidated financial statements of EUPEC International Group Limited, incorporated by reference in the Registration Statement for the years ended June 30, 2025 and June 30, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

December 19, 2025

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com